Exhibit 3.15

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

WALTER LAND COMPANY

(Pursuant to Section 242)

Walter Land Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), DOES HEREBY CERTIFY THAT:

FIRST: That the Board of Directors of said Corporation, by the unanimous written consent of its members, and the sole shareholder of the Corporation, Land Holdings Corporation, by its written consent, pursuant to the provisions of Sections 141(f) and Section 228(a), respectively, of the General Corporation Law of the State of Delaware, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of Walter Land Company by adding the following Article Eleventh:

“Eleventh. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123 of the United States Bankruptcy Code, 11 U.S.C. § 1123; provided, however, that this provision (i) will have no further force and effect beyond that required by such Section, (ii) will have such force and effect, if any, only for so long as such Section is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.”

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by J. W. Walter, Chairman of the Board of Directors of the Corporation, and to be signed on behalf of Land Holdings Corporation, the sole shareholder of the Corporation, by K. J. Matlock, Vice President and duly authorized officer of Land Holdings Corporation, this 9th day of February, 1995.

WALTER LAND COMPANY

By:	/s/ J. W. Walter
J. W. Walter
Chairman

LAND HOLDINGS CORPORATION
Sole Shareholder

By:	/s/ K. J. Matlock
K. J. Matlock
Vice President

CERTIFICATE OF INCORPORATION

OF

WALTER LAND COMPANY

FIRST: The name of the Corporation is Walter Land Company.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in the business of purchasing, developing, and selling real property and to engage in any other lawful act or activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100, and the par value of each of such shares is $1,000.00.

FIFTH: The name and mailing address of the incorporator are as follows:

Name	Mailing Address

John H. Adams	1500 N. Dale Mabry Highway,
Tampa, Florida 33607

SIXTH: The Board of Directors is authorized to make, alter, or repeal the Bylaws of the Corporation.

SEVENTH: Any one or more Directors may be removed, with or without cause, by the vote, or pursuant to Section 22B of the General Corporation Law of the State of Delaware by the written consent, of the holders of a majority of the issued and outstanding shares of stock of the Corporation.

EIGHTH: Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided by the Bylaws, or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of Directors need not be by ballot unless and to the extent that the Bylaws so provide.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH: The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

THE UNDERSIGNED, being the incorporator above-named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has signed this instrument on the 20th day of November, 1970 and does thereby acknowledge that it is his act and deed and that the facts stated therein are true.

/s/ John H. Adams
John H. Adams